Exhibit 99.1

Imperial starts operation of cogeneration unit at Strathcona refinery

•	Helps reduce provincial greenhouse gas emissions by approximately 112,000 tonnes annually
•	Supplies up to 80 percent of refinery electricity needs, reducing energy draw from the Alberta grid

Strathcona County, Alberta – October 28, 2020 – Imperial (TSE: IMO, NYSE American: IMO) has started operation of its newly constructed cogeneration unit at its Strathcona refinery near Edmonton, Alberta, increasing energy efficiency at the facility and helping reduce provincial greenhouse gas emissions.

“The completion of this project is an important milestone for Imperial,” said Brad Corson, Imperial chairman, president and chief executive officer. “It highlights our commitment to investing in projects that support sustainability and contribute to reducing emissions. An investment in cogeneration is an investment in the future.”

“This is great news for our province,” said Alberta Premier Jason Kenney. “Our day-to-day lives are still dependent on our natural resources to provide us with the energy we need to thrive. That’s why I’m so pleased to see made-in-Alberta innovations like this, which help reduce our emissions as we utilize the energy we need.”

In a refinery, cogeneration technology captures heat generated from the production of electricity that would normally go to waste and uses it to produce steam for use in refining operations. Electricity produced by the Strathcona cogeneration unit meets approximately 75 to 80 percent of the refinery’s needs, significantly decreasing energy consumption from the Alberta grid. The unit produces approximately 41 megawatts of power and reduces province-wide greenhouse gas emissions by approximately 112,000 tonnes per year, which is the equivalent to taking nearly 24,000 vehicles off the road annually.

“This project has been a great example of team work, particularly navigating some of the unique challenges that come with working in a pandemic environment over the last seven months. I’m proud the team has delivered the project on time and on budget, all while keeping everyone safe and healthy,” said Dave Oldreive, Strathcona refinery manager. “Strathcona continues to be one of the safest, most reliable and competitive refineries in North America and now with our cogeneration capacity, one of the most energy efficient.”

The Strathcona cogeneration unit is now Imperial’s third in Alberta, with cogeneration technology used at its Kearl and Cold Lake oil sands facilities. The positive impact those facilities have on the province-wide greenhouse gas emissions varies depending on annual facility energy consumption. In 2019, those facilities contributed to a reduction in greenhouse gas emissions of approximately 860,000 tonnes, similar to having nearly 186,000 fewer passenger vehicles on the road each year. Imperial also uses cogeneration at its Ontario refineries in Sarnia and Nanticoke.

The investment at Strathcona refinery underscores its strategic importance to Imperial’s operations. As the largest refinery in western Canada, Strathcona provides valuable fuel products that keep our communities and the economy moving.

Contact:

Investor relations	Media relations
(587) 476-4743	(587) 476-7010

Source: Imperial

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

Cautionary statement: Statements of future events or conditions in this release, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Forward-looking statements in this release include, but are not limited to, references to the impact of the cogeneration facility at Strathcona, including on energy efficiency, electricity production and contribution to refinery electricity needs, and on expected reduction in provincial greenhouse gas emissions; the company’s commitment to investing in projects that support sustainability and contribute to reducing emissions; and Strathcona’s position amongst other refineries in North America.

Forward-looking statements are based on the company’s current expectations, estimates, projections and assumptions at the time the statements are made. Actual future financial and operating results, including expectations and assumptions concerning refinery utilization, energy use and greenhouse gas emissions; demand growth and energy source, supply and demand mix; general market conditions; commodity prices; the company’s ability to effectively execute on its project plans and operate the refinery and cogeneration unit; progression of COVID-19 and its impacts on Imperial’s ability to operate its assets, including the possible shutdown of facilities due to COVID-19 outbreaks; the company’s ability to effectively execute on its business continuity plans; the adoption and impact of new facilities or technologies, including on reductions to greenhouse gas emissions intensity; applicable laws and government policies and actions, including climate change and restrictions in response to COVID-19; and capital and environmental expenditures could differ materially depending on a number of factors. These factors include global, regional or local changes in supply and demand for oil, natural gas, and petroleum products and resulting price, differential and margin impacts; environmental regulation, including climate change and greenhouse gas regulation and changes to such regulation; general economic conditions; political or regulatory events, including changes in law or government policy such as actions in response to COVID-19; availability and performance of third-party service providers; unanticipated technical or operational difficulties; management effectiveness and disaster response preparedness, including business continuity plans in response to COVID-19; unexpected technological developments; operational hazards and risks; cybersecurity incidents; and other factors discussed in Item 1A risk factors and Item 7 management’s discussion and analysis of financial condition and results of operations of Imperial’s most recent annual report on Form 10-K and subsequent interim reports of Form 10-Q.

Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial Oil Limited. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

Source: Imperial

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.